Exhibit 99.3 to Clean Coal Technologies Clean Coal Technologies Current Report on Form 8-K filed 6-12-2012

Clean Coal Technologies Announces Milestone EPC Contract with SAIC for Construction of 1:10 scale Pilot Facility in Oklahoma

New Facility Is First Step Toward Deployment of the Company’s Innovative Technology and Unique Clean Coal Facilities Globally

NEW YORK, June 11, 2012 – Clean Coal Technologies, Inc. (OTCQB: CCTC) (PINK: CCTC), an emerging cleaner-energy company utilizing patented technology to convert raw coal into a cleaner burning and more efficient fuel, has announced the execution of an Engineering, Procurement and Construction (“EPC”) contract with SAIC Constructors, LLC, a subsidiary of Science Applications International Corporation (“SAIC”).

Execution of the EPC , which was made through Clean Coal Technologies’ joint venture entity, Good Coal PTE, Ltd. (“Good Coal”), is a major threshold event that sets in motion the construction of the 1:10-scale pilot facility that will facilitate the deployment of full-scale commercial facilities, expected to begin in 2013.

“This milestone contract is the first crucial step on the road to large-scale deployment of our unique proprietary technology,” stated Robin Eves, Director, President and CEO of Clean Coal Technologies. “The successful operation of the pilot plant should also address the question of technology risk and confer a greater degree of leverage for us as we move forward in this most dynamic industry.”

Chief Operating Officer Ignacio Ponce de Leon remarked, “Everyone at Clean Coal Technologies is absolutely thrilled to announce this game-changing contract.  Not only does this represent the crucial step in getting a pilot facility constructed in the United States, it also represents a major validation in our belief that we have a globally leading technology.  We look forward to announcing further developments in our progress as we begin to monetize our innovative clean coal technology around the world.”

Through Good Coal, the Archean Group has committed the US $2.0 million for the construction of the pilot plant.  Work on full-scale commercial plants in Indonesia will follow what the Company believes will be a successful commissioning of the pilot plant by year-end 2012, or early 2013.

Good Coal and Clean Coal Technologies are presently in negotiations with a major U.S. power company to locate the pilot plant on the site of its coal-fired power generation facility in Oklahoma.

For more information on Clean Coal Technologies’ unique cleaner-burning process and its applications in coal-fired plants, please visit:

http://www.cleancoaltechnologiesinc.com/technology.php

About the Archean Group

Archean Group is a professionally managed diversified conglomerate having strategic business interests, investments and over 30 years of operational experience in high-growth sectors such as mining & minerals, industrial chemicals & fertilizers, shipping & shipbuilding, building materials, oil & gas services, and energy & infrastructure. Currently, with combined estimated reserves in excess of 800 million tons and a successful track record of production, Archean is on the path of expansion. Being one of the very few Indian companies to be able to operate in Indonesia at a large scale, Archean is looking to take advantage of the enormous potential from the low rank coal deposits in Indonesia, thereby strategically positioning itself to be a significant, reliable and long-term player in the rapidly growing Asia Pacific energy market. For more information please visit: www.archeangroup.com

About Clean Coal Technologies, Inc.

Clean Coal Technologies, Inc., a cleaner-energy technology company with headquarters in New York City, NY, holds patented process technology and other intellectual property that converts raw coal into a cleaner burning fuel.  The Company's trademarked end products, “PRISTINE™” coals, are significantly more efficient, less polluting, more cost-effective, and provide more heat than untreated coal. The principal elements of the Company’s pre combustion technology are based on well-proven science and tried-and-tested industrial components. The Company’s clean coal technology may reduce some 90% of chemical pollutants from coal, including Sulfur and Mercury, thereby resolving emissions issues affecting coal-fired power plants.

For more information about Clean Coal Technologies please visit:

www.cleancoaltechnologiesinc.com

Forward-Looking Statements

In addition to historical information, this press release may contain forward-looking statements that reflect the Company’s current expectations and projections about future results, performance, prospects and opportunities. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that may cause actual results, performance, prospects or opportunities to be materially different from those expressed in, or implied by, such forward-looking statements. You should not place undue reliance on any forward-looking statements. Except as required by federal securities law, the Company assumes no obligation to update publicly or to revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available, new events occur or circumstances change in the future.

Company Contact:

Clean Coal Technologies, Inc.

Mr. Robin Eves, Director, President & CEO

646-710-3549

reves@cleancoaltechnologiesinc.com

Financial Communications Contact:

Trilogy Capital Partners

Darren Minton, President

212-521-4405

info@trilogy-capital.com